As filed with the Securities and Exchange Commission on October 7, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTWAY GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	20-4755936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

365 Canal Street, Inc., Suite 2900

New Orleans, Louisiana 70130

(Address, including zip code, of registrant’s principal executive offices)

WESTWAY GROUP, INC. 2010 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

James B. Jenkins Chief Executive Officer Westway Group, Inc. 365 Canal Street, Suite 2900 New Orleans, LA 70130 (504) 525-9741	Copy to: Craig L. Godshall, Esq. Dechert LLP Cira Center 2929 Arch Street Philadelphia, Pennsylvania 19104 (215) 994-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (i)	Proposed Maximum Offering Price Per Share (ii)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $.001 per share	5,746,286 shares	$3.30	$18,962,743.80	$1,352.04

(i)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock, par value $.001 per share, of the registrant (the “Class A Common Stock”) which become issuable under the Westway Group, Inc. 2010 Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(ii)	A maximum offering price per share of $3.30 was estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, based upon the average high and low prices of Class A Common Stock on October 4, 2010, as reported on the NASDAQ.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this registration statement:

(a) The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 16, 2010, as amended by Form 10-K/A, filed on April 30, 2010, pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”); and

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2009, including the Registrant’s quarterly reports for the quarters ended March 31, 2010 and June 30, 2010, filed on May 10, 2010 and August 9, 2010, respectively, pursuant to Section 13(a) of the 1934 Act; and

(c) The description of the Class A Common Stock contained in the registration statement on Form S-1, filed with the Commission on May 5, 2006, and amended on May 9, 2006, June 21, 2006, August 7, 2006, September 14, 2006, October 17, 2006, October 25, 2006, March 7, 2007, April 4, 2007, April 20, 2007, May 7, 2007, and May 17, 2007, as further amended by Post-Effective Amendment No. 1 to Form S-1 filed with the Commission on July 2, 2009 and Post-Effective Amendment No. 2 filed with the Commission on August 4, 2009; and

(d) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement will be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission, until the information contained in such document is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as director, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provision of the Registrant’s amended and restated certificate of incorporation providing for the foregoing indemnification by the stockholders of the Registrant will not adversely affect any right or protection of a director of the Registrant with respect to events occurring prior to the time of such repeal or modification.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to. the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, will indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an director or officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the amended and restated certificate of incorporation will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Registrant as authorized by the amended and restated certificate of incorporation.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q/A filed with the Commission on August 9, 2010).

4.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report, as amended, on Form 10-Q/A filed with the Commission on August 17, 2009).

4.3	Stockholder’s Agreement, dated May 28, 2009, between the Registrant and Westway Holdings Corporation (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report, as amended, on Form 10-Q/A filed with the Commission on August 17, 2009).

4.4	Credit Agreement, dated as of November 12, 2009, among the Registrant as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Regions Bank, as syndication agent, CoBank ACB, Rabobank Nederland, SunTrust Bank, and Compass Bank (doing business as BBVA Compass), as documentation agents, and the lenders from time to time parties thereto (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on November 17, 2009).

4.5	Registration Rights Agreement, dated May 24, 2007, among Shermen WSC Acquisition Corp. and Certain Stockholders named therein (incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-1/A filed with the Commission on August 7, 2006).

4.6	Registration Rights Agreement, dated May 28, 2009, among the Registrant, Westway Holdings Corporation, and certain employees of ED&F Man Holdings Limited or one or more of its affiliates (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report, as amended, on Form 10-Q/A filed with the Commission on August 17, 2009).

4.7	Founder Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form S-1/A filed with the Commission on May 17, 2007).

4.8	Amendment No.1 to Founder Warrant Agreement, dated August 30, 2010, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on August 31, 2010).

4.9	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-1/A filed with the Commission on August 7, 2006).

4.10	Form of Underwriter Purchase Option of CIBC World Markets Corp. (incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form S-1/A filed with the Commission on May 17, 2007).

4.11	Form of Underwriter Purchase Option of CRT Capital Group LLC (incorporated by reference to Exhibit 4.8 of the Registrant’s Registration Statement on Form S-1/A filed with the Commission on May 17, 2007).

4.12	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A filed with the Commission on June 21, 2006).

4.13	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on July 2, 2009).

4.14	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-1/A filed with the Commission on August 7, 2006).

5.1	Opinion of Dechert LLP.

23.1	Consent of Dechert LLP (contained in the opinion filed as Exhibit 5.1 to this registration statement).

23.2	Consent of Ernst & Young LLP (New Orleans Office).

23.3	Consent of Rothstein, Kass & Company, P.C.

23.4	Consent of Ernst & Young LLP (London Office).

24	Power of Attorney (included in signature page to the registration statement).

ITEM 9.	UNDERTAKINGS.

(a)	Undertakings required by Item 512(a) of Regulation S-K

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(3)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Undertakings required by Item 512(b) of Regulation S-K

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Undertakings required by Item 512(h) of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Orleans, State of Louisiana, on the 7th day of October, 2010.

Westway Group, Inc. (Registrant)

By:	/S/ JAMES B. JENKINS
James B. Jenkins Interim Chief Executive Officer and Director

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James B. Jenkins his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission and other governmental authorities, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ JAMES B. JENKINS	Interim Chief Executive Officer and Director	October 7, 2010
James B. Jenkins	(Principal Executive Officer)

/S/ THOMAS A. MASILLA, JR.	Chief Financial Officer	October 7, 2010
Thomas A Masilla, Jr.	(Principal Financial and Accounting Officer)

/S/ FRANCIS P. JENKINS, JR.	Chairman of the Board of Directors	October 7, 2010
Francis P. Jenkins, Jr.

/S/ G. KENNETH MOSHENEK	Director	October 7, 2010
G. Kenneth Moshenek

/S/ JOHN E. TOFFOLON, JR.	Director	October 7, 2010
John E. Toffolon, Jr.

/S/ PHILIP A. HOWELL	Director	October 7, 2010
Philip A. Howell

/S/ WAYNE N. DRIGGERS	Director	October 7, 2010
Wayne N. Driggers

/S/ GREGORY F. HOLT	Director	October 7, 2010
Gregory F. Holt